Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 1, 2012 (the “Effective Date”), between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and Brady Churches (“Executive”).

In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Executive agree as follows:

1.             Employment.  The Company shall employ Executive, and Executive shall serve as an employee of the Company, on the terms and conditions set forth in this Agreement.

2.             Position and Duties.

(a)           Title and Duties.  During the Employment Period (as defined below), Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority consistent with these titles, subject to the power of the board of directors of the Company (the “Board”) to expand or limit Executive’s duties, responsibilities and authority and to override the actions of Executive.

(b)           Reporting and Other Activities.  Executive shall report to the Board, and Executive shall devote his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries.  It is understood that Executive may devote time to charitable activities and personal investments and, with the prior approval of the Board, serve on the boards of directors of other companies, so long as these activities do not interfere with the performance of his duties under this Agreement.

3.             Salary, Benefits, Bonus and Expenses.

(a)           Base Salary.  Effective as of the Effective Date, and until Executive’s employment with the Company is terminated as provided in paragraph 4 of this Agreement (the “Employment Period”), Executive’s base salary shall be $600,000 per annum or such higher rate as the Compensation Committee of the Board (the “Compensation Committee”) may designate from time to time (the “Base Salary”).  The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to legally required and other customary withholding.  In addition, during the Employment Period, Executive shall be entitled to five weeks of vacation in each 12-month period and to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its subsidiaries are generally eligible, including medical and dental insurance and the Company’s 401(k) plan.

(b)           Bonuses.  The Company may award Executive a discretionary cash bonus for services performed by the Executive during the first year of the Employment Period; this bonus will be based solely on the Board’s evaluation of Executive’s performance during that year and shall be paid by the Company to Executive on October 4, 2013.  Beginning with the fiscal year beginning July 1, 2013, and during the remainder of the Employment Period, Executive shall be eligible to participate in the Company’s annual bonus program or any successor plan (the “Annual Incentive Program”). The bonus opportunity afforded Executive pursuant to the foregoing sentence of this paragraph 3(b) may vary from year to year and any bonus earned under the Annual Incentive Program shall be paid at a time and in a manner specified in the Annual Incentive Program.  Executive’s bonus levels under the Annual Incentive Program will be contingent on the Company achieving predetermined performance goals and the approval by the Compensation Committee.

(c)           Options.

(i)            Signing Options.  In connection with the execution and delivery of this Agreement, on the Effective Date (the “First Grant Date”), Executive shall be granted by the Company under the Company’s 2008 Long-Term Equity Incentive Plan (the “2008 Plan”) a combination of a stock option intended to be an incentive stock option (the “First Signing ISO”) under the Internal Revenue Code of 1986, as amended (the “Code”), and a nonqualified stock option (together with the First Signing ISO, the “First Signing Options”) covering, in the aggregate, 800,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), with the allocation between the number of shares subject to the First Signing ISO and the number of shares subject to the remainder of the First Signing Options to be determined by the Compensation Committee on the First Grant Date, subject to the approval of Executive, with the goal of maximizing the number of shares subject to the First Signing ISO as the Compensation Committee may deem reasonably acceptable under applicable laws and regulations.  If the Company’s stockholders approve either an amendment of the 2008 Plan (which increases the number of shares of the Common Stock available for awards under the plan) or the Company’s 2012 Long-Term Equity Incentive Plan (the “2012 Plan”) at the annual meeting of the Company’s stockholders to be held in 2012 (the “2012 Meeting”), then on the date of the first meeting of the Compensation Committee following the 2012 Meeting (the “Second Grant Date”), Executive shall be granted by the Company under the Company’s 2008 Plan or 2012 Plan a combination of a stock option intended to be an incentive stock option (the “Second Signing ISO”) under the Code and a nonqualified stock option (together with the “Second Signing ISO, the “Second Signing Options”) covering, in the aggregate, 200,000 shares of the Common Stock, with the allocation between the number of shares subject to the Second Signing ISO and the number of shares subject to the remainder of the Second Signing Options to be determined by the Compensation Committee on the Second Grant Date, subject to the approval of Executive, with the goal of maximizing the number of shares subject to the Second Signing ISO as the Compensation Committee may deem reasonably acceptable under applicable laws and regulations.  If the Company’s stockholders do not approve either an amendment of the 2008 Plan (which increases the number of shares of the Common Stock available for awards under the plan) or the 2012 Plan at the 2012 Meeting, then the Company will provide Executive with additional cash compensation intended to reasonably compensate Executive for not being able to receive the Second Signing Options.  If the exercise price for the Second Signing Options is greater than the exercise price for the First Signing Options, on the date the Second Signing Options are granted the Company shall grant Executive a restricted stock award having a value to Executive, on an after-tax basis, equal to the difference in the exercise prices multiplied by the number of shares subject to the Second Signing Options and based upon a value of $12.50 per share of restricted stock, and such restricted stock award shall be subject to the same restrictions and limitations as the Second Signing Options.

(ii)           Exercise Price.  The exercise price per share of each signing option described in paragraph 3(c)(i) above (each, a “Signing Option”) will be the fair market value of a share of the Common Stock on the date of grant of the Signing Option, as determined in accordance with the terms of the 2008 Plan or the 2012 Plan, as applicable.

(iii)          Vesting.  The Signing Options will vest as follows:  Options to purchase an initial tranche of 333,333 shares will vest on the first Business Day when the Trailing Trading Price of the Common Stock equals or exceeds $7.50 per share; options to purchase a second tranche of 333,333 shares will vest on the first Business Day when the Trailing Trading Price of the Common Stock equals or exceeds $10.00 per share; and options to purchase a third tranche of 333,334 shares (or such smaller number of shares if the Second Signing Options are not issued because the amendment to the 2008 Plan or the 2012 Plan is not approved at the 2012 Meeting) will vest on the first Business Day when the Trailing Trading Price of the Common Stock equals or exceeds $12.50 per share.  The three tranches of the Signing Options (333,333 shares, 333,333 shares and 333,334 shares) shall vest sequentially, so that Signing Options shall first vest from the 2008 Plan until no additional options under the 2008 Plan remain available, and at that time, any remaining Signing Options that vest in accordance with the terms of this Agreement shall be from the 2012 Plan, if applicable.  Any vesting of a Signing Option will occur only if Executive is an employee of the Company on the date the applicable performance goal described above is achieved.  Any portions of the Signing Options that have not vested before the third anniversary of the First Grant Date shall automatically terminate on the third anniversary of the First Grant Date, unless the termination date is extended as set forth below in the definition of “Trailing Trading Price”; provided, however, that if the second tranche of the options vest because the target Trailing Trading Price for the second tranche (that is, $10.00) is met, then the remaining options will not automatically terminate on the third anniversary of the Grant Date, but if those options have not vested by the fourth anniversary of the Grant Date, then they shall automatically terminate on the fourth anniversary of the Grant Date, unless the termination date is extended as set forth below in the definition of “Trailing Trading Price”.  If there is a Change of Control of the Company (as defined below), before the third anniversary of the Grant Date, then all Signing Options shall immediately vest, regardless of whether any target Trailing Trading Price requirement has been met.

(iv)          Definitions.  For purposes of this Agreement, “Trailing Trading Price” means the weighted average closing price per share of the Common Stock for any trailing 90 Trading Days.  If any 90-Trading Day period begins within 90 Trading Days before the third or fourth anniversary of the Grant Date, then the eligible vesting period will be extended by 90 Business Days.  “Trading Day” means any day on which securities are traded on Nasdaq or any other securities market on which the Common Stock is then traded.  “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) any other day on which banks located in New York City are generally closed for business.  “Change in Control” shall have the same meaning as is set forth in the 2008 Plan.

(v)           Duration of Options.  All Signing Options that have vested shall remain exercisable over the full life of the option in accordance with the terms of the 2008 Plan or the 2012 Plan, as applicable; provided, however, that if Executive’s employment is terminated for Cause (as defined in paragraph 4), then all Signing Options, whether or not vested, shall terminate as of the date of the termination of Executive’s employment.

(d)           Reimbursement of Expenses.  The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement consistent and in accordance with the Company’s policies with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.             Term and Severance Benefits.

(a)           Employment Period.  The Employment Period shall continue until the date of Executive’s resignation, death or disability as defined (including any waiting or qualifying period) in the long-term disability insurance maintained by the Company for Executive or until the Board terminates Executive’s employment.

(b)           Benefits if Termination Without Cause or for Good Reason.  If Executive’s employment is terminated by the Company without Cause, or if Executive terminates his employment with Good Reason (each as defined below), he shall be entitled to receive a lump sum payment (“Severance Payment”) equal to the amounts set forth below.  Executive will be entitled to receive the applicable Severance Payment only if he has not breached and does not breach any of the provisions of paragraphs 5 and 6 of this Agreement and only if Executive has executed and delivered to the Company a general release in form and substance reasonably satisfactory to the Company within 10 days after the termination of Executive’s employment and Executive does not subsequently revoke any portion of the release and the release is fully enforceable against and not revocable by Executive on the payment date described in the following sentence.  The lump sum payment payable under this paragraph 4(b) will be paid by the Company to Executive on the date that is six months following the date on which Executive incurs a “separation from service” (“Separation From Service”) within the meaning of Section 409A of the Code and the Internal Revenue Service and Department of Treasury rules and regulations issued thereunder (“Section 409A”).  For purposes of this Agreement, the Severance Payment shall be: (i) if the termination occurs before the one-year anniversary of the Effective Date, an amount equal to the excess of $1,200,000 over the amount of Base Salary payable to Executive (before taking into account deductions for customary withholding) from the Effective Date to the date of Executive’s termination of employment and (ii) if the termination occurs on or after the one-year anniversary of the Effective Date, an amount equal to one and one-half (1.5) times Executive’s annual Base Salary in effect at the time of Executive’s termination of employment.  By way of example only, with the intention of clarifying the foregoing, (I) if Executive’s employment is terminated without Cause after eight months of employment and Executive had $400,000 in gross Base Salary payable during those eight months, Executive would receive $800,000 as a Severance Payment, which is $1,200,000 minus $400,000, and (II) if Executive’s employment is terminated without Cause after 13 months of employment, Executive would receive $900,000 as a Severance Payment, assuming Executive’s annual Base Salary in effect at that time is $600,000.  Executive also shall remain entitled to exercise any vested Signing Options prior to their expiration in accordance with the 2008 Plan or 2012 Plan, as applicable.  In addition, Executive shall be entitled to continue coverage for Executive and Executive’s dependents under the Company’s group medical plan or group dental plan (collectively, the “Group Health Plan”) under section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Company will reimburse Executive for the full amount of the premiums Executive pays for the COBRA coverage under the Group Health Plan for up to the first 12 months Executive maintains the COBRA coverage.  Any reimbursements by the Company to Executive required under this paragraph 4(b) shall be made on the last day of each month Executive pays the amount required for the COBRA coverage, for up to the first 12 months of COBRA coverage.

(c)           No Special Benefits for Other Terminations.  If Executive’s employment is terminated for any reason other than as set forth in paragraph 4(b) above, Executive shall only be entitled to his Base Salary through the date of termination of employment; provided, however, that if his employment is terminated by his death or disability, (a) Executive or Executive’s representative shall be entitled to exercise any vested Signing Options prior to their expiration under the applicable award agreement, and (b) if Executive or Executive’s surviving spouse elects to continue coverage under the Group Health Plan under section 4980B of the Code and COBRA, the Company will reimburse Executive or Executive’s spouse for the full amount of the premiums Executive or Executive’s spouse pays for the COBRA coverage under the Group Health Plan for up to the first 12 months Executive or Executive’s spouse maintains the COBRA coverage.  Any reimbursements by the Company required under this paragraph 4(c) shall be made on the last day of each month Executive or Executive’s spouse pays the amount required for the COBRA coverage, for up to the first 12 months of COBRA coverage.

(d)           Termination of Other Benefits.  Except as set forth in this Agreement, all of Executive’s rights to benefits and bonuses, except as required by law (such as COBRA) or any applicable benefit plan, shall cease upon termination of the Employment Period.

(e)           Definitions.  For purposes of this Agreement, “Cause” shall mean (i) the indictment for, or charge by a governmental authority that is not dismissed, the entering of a guilty plea or plea of no contest with respect to, or the conviction of, a felony or a crime involving moral turpitude, (ii) conduct that brings the Company or any of its subsidiaries into substantial public disgrace or disrepute, (iii) the commission of any other act or omission involving willful dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries, (iv) substantial and repeated failure, after reasonable notice and opportunity to cure, to perform duties consistent with the office of Executive as reasonably directed by the Board, (v) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries, or any breach of paragraph 5 or 6 of this Agreement or (vi) the restatement of the Company’s financial statements as a result of the Company’s determination that the financial statements of the Company or any of its subsidiaries are inaccurate in any material respect or that the Company or any subsidiary shall have committed fraud with Executive’s knowledge in the preparation of those financial statements.  In any determination as to whether or not Cause exists for termination of Executive’s employment, the burden of proof in establishing Cause shall be on the Company, and Executive shall not bear the burden of proof in establishing the termination was without Cause.  For purposes of this Agreement, “Good Reason” shall mean (i) the Company’s material breach of its obligations under this Agreement or attempt to terminate this Agreement for Cause without the right to do so, (ii) removal, without the consent of Executive in writing, from the office of President and Chief Executive Officer, failure of Executive to be nominated as a director of the Company, failure of the Company to cause the election of Executive as a director of the Company, or any material reduction in Executive’s authority or responsibility, other than as a result of a valid termination for Cause, (iii) the movement of the chief executive office of the Company more than 50 miles from its current location, unless Executive shall approve thereof, and (iv) the failure to provide to Executive any applicable employee benefit or any indemnification protection provided to other senior executive officers of the Company, unless Executive shall approve thereof.

(f)            Board Membership and Resignation.  With respect to all regular elections of directors of the Company during the Employment Period, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as a member of the Board.  If Executive’s employment is terminated for any reason, whether by Executive or the Board, and at the time of the termination Executive is a member of the Board, then that termination shall be deemed to be Executive’s resignation from the Board without further action by the Company or Executive.

5.             Confidential Information.  Executive acknowledges that the information, observations and data obtained by him prior to the date of this Agreement and after the date of this Agreement while employed by the Company concerning the business or affairs of the Company and its subsidiaries (“Confidential Information”) are the property of the Company and its subsidiaries.  Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions.  Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any subsidiary which he may then possess or have under his control.

6.             Non-Compete, Non-Solicitation.

(a)           Non-Compete.  In further consideration of the compensation to be paid to Executive under this Agreement, Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its subsidiaries’ trade secrets and with other Confidential Information and that his services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries.  Therefore, Executive agrees that, during the Noncompete Period (as defined below), except as otherwise agreed by the Board, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries, as those businesses exist or are in process on the date of the termination of Executive’s employment, within any geographical area in which the Company or its subsidiaries engage or plan to engage in such businesses.  Nothing in this paragraph 6 shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)           Non-Solicitation.  During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).

(c)           Reformation.  If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Company and Executive agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive agrees that the restrictions contained in this paragraph 6 are reasonable.

(d)           Specific Performance.  Because Executive’s services are unique and because Executive has access to Confidential Information, the Company and Executive agree that money damages would not be an adequate remedy for any breach of this Agreement.  In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of a proven breach or violation by Executive of this paragraph 6, the Noncompete Period shall be tolled until the breach or violation has been duly cured.

(e)           Definition.  For purposes of this Agreement, “Noncompete Period” shall mean the period beginning on the Effective Date and ending on the date that is 18 months following the date of termination.

7.             Repayment of Benefits.  If at any time the Company restates its financial statements because it shall be determined that the financial statements of the Company or any of its subsidiaries that are prepared after the first anniversary of the Effective Date are inaccurate in any material respect or that the Company shall have committed fraud in the preparation of those financial statements that are prepared after the first anniversary of the Effective Date, then Executive shall immediately repay the Company the value of all benefits received by him pursuant to this Agreement or otherwise and derived from the inaccuracy or fraud.  The Company acknowledges that no portion of the Base Salary is subject to the repayment provisions of this paragraph 7.  Executive acknowledges and agrees that this remedy is reasonable and is in addition to any other remedy that the Company may have, pursuant to this Agreement, at law or in equity.

8.             Executive’s Representations.  Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.             The Company’s Representations.  The Company represents and warrants to Executive that (a) the execution, delivery and performance of this Agreement have been duly authorized by all requisite action on the part of the Company and do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order or decree to which the Company or any of its subsidiaries is a party or by which any of them is bound and (b) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

10.           Survival.  Paragraphs 4, 5 and 6 and paragraphs 10 through 19 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

11.           Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Brady Churches

7489 Lambton Park Rd.

New Albany, OH 43054

Notices to Company:

Tuesday Morning Corporation

6250 LBJ Freeway

Dallas, TX 75240

Attention: Chairman of the Compensation Committee of the Board of Directors

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

12.           Section 409A.  This Agreement shall be interpreted and administered in compliance with Section 409A.

13.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.           Complete Agreement.  This Agreement embodies the complete agreement and understanding between the Company and Executive with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

15.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Company and Executive hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16.           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

18.           Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

19.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement.

TUESDAY MORNING CORPORATION

Dated: September 1, 2012	By:	/s/ Stephanie Bowman
	Title:	Executive Vice President and Chief Financial Officer

Dated: August 31, 2012	/s/ Brady Churches
BRADY CHURCHES